Exhibit 3.439
FILED
99 AUG — 2 PM 3:54
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
[ILLEGIBLE]
ARTICLES OF INCORPORATION
DELTA SITE DEVELOPMENT CORP.
The undersigned incorporator, for the purpose of forming a corporation under the Florida General Corporation Act, hereby adopts the following Articles of Incorporation.
ARTICLE I NAME
The name of the corporation is DELTA SITE DEVELOPMENT CORP.
ARTICLE II NATURE OF BUSINESS
This corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States, the State of Florida, or any other state, county, territory or nation.
ARTICLE III CAPITAL STOCK
The aggregate number of shares of stock and its par value that this corporation is authorized to have outstanding at any one time is: Two Hundred, (200), all of which shall be without par value.
ARTICLE IV TERMS OF EXISTENCE
This corporation is to exist perpetually.
ARTICLE V OFFICERS DIRECTORS
The name and street address of the initial officer and director, if any, who shall hold office the first year of the corporation’s existence or until his successor is elected, is:
ARTICLE VI PRINCIPAL MAILING ADDRESS
The principal mailing address of the corporation shall be:
2075 North Powerline Road
Pompano Beach, Florida 33069
ARTICLE VII INCORPORATOR
The name and street address of the incorporator to this articles of incorporation is:

Lawrence A. Kirsch
90 State Street
Albany, New York 12207
IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 26th day of July, 1999.

/s/ Lawrence A. Kirsch
LAWRENCE A. KIRSCH

STATE OF NEW YORK)
COUNTY OF ALBANY  )   SS.:
The foregoing instrument was acknowledged and sworn to me before this 26th day of July. 1999 by the incorporator of DELTA SITE DEVELOPMENT CORP.

/s/ Wendy J. Henderson
Notary Public
My Commission Expires:

WENDY J. HENDERSON
Notary Public, State of New York
No. 01HE5031008
Qualified in Albany County
Commission Expires July 25, 2000